Exhibit 99.1

PRESS RELEASE

Liberty Global Completes Acquisition of Unitymedia

The Second Largest Cable Operator in Germany

Englewood, Colorado — January 28, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that, following regulatory approval earlier this week, it has completed the previously announced agreement with Unity Media S.C.A. to acquire all of the issued and outstanding capital stock of Unitymedia GmbH (“Unitymedia”), Germany’s second largest cable operator. The acquisition involved total consideration of approximately €3.5 billion.

Unitymedia is the largest cable television operator in the German federal states of North Rhine-Westphalia and Hesse, which are among the most prosperous and densely populated regions in Germany and Europe. The cable footprint, passing approximately 8.8 million homes, covers ten of the twenty largest cities in Germany, including Cologne, Dusseldorf, and Frankfurt. At September 30, 2009, Unitymedia reported approximately 6.4 million RGUs (as defined by Unitymedia), including 4.5 million analog and digital basic cable subscribers and 1.9 million new service RGUs (digital TV Pay, retail broadband internet, wholesale MMA internet, and telephony).

Gene Musselman, President and Chief Operating Officer of UPC Broadband, will serve as acting Managing Director of Unitymedia in addition to his European role. Gene Musselman has over twenty five years of experience in the cable industry, primarily in Europe. Parm Sandhu, current Chief Executive Officer of Unitymedia, has decided to leave the company to pursue other opportunities.

Mike Fries, President and Chief Executive Officer of Liberty Global stated, “We are excited about the addition of Unitymedia to our European operations. Parm Sandhu and the entire management team at Unity have built a world class company which will add significant scale and growth opportunities to our European footprint.”

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 14 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our ability to realize the expected benefits from this acquisition and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
K.C. Dolan	+1 303.220.6686	Bert Holtkamp	+31 20.778.9800
Molly Bruce	+1 303.220.4202